Exhibit 99


                                   [REX LOGO]

News Announcement                              For Immediate Release

For further information contact:

Douglas Bruggeman                              Joseph N. Jaffoni
Chief Financial Officer                        Jaffoni & Collins Incorporated
937/276-3931                                   212/835-8500 or rsc@jcir.com

           REX STORES PROVIDES $14 MILLION FOR MILLENNIUM ETHANOL, LLC

Dayton, Ohio (December 20, 2006) -- REX Stores Corporation (NYSE:RSC) announced today that it recently received notice that all conditions necessary for the Company to fund its previously announced commitment in Millennium Ethanol, LLC ("Millennium") were satisfied. As such, on December 18, 2006, REX Stores Corporation, through a subsidiary, purchased a $14.0 million secured promissory note from Millennium. The note provides the Company rights to convert the note, with additional funds of $4.0 million, into approximately a 33% ownership interest in Millennium.

With funding secured, Millennium Ethanol, LLC has commenced construction of an ethanol producing facility in Marion, South Dakota. Fagen, Inc. of Granite Falls, Minnesota is providing design, engineering, procurement and construction services for the plant. The plant is expected to begin ethanol production in early 2008 and will have a design capacity of 100 million gallons of ethanol and 320,000 tons of dried distillers grains per year. Millennium has reached an agreement with Archer Daniels Midland Company (NYSE:ADM) to market ethanol produced by Millennium.

Stuart Rose, REX Stores' Chairman and Chief Executive Officer, commented, "We are delighted to be moving forward with this investment in the Millennium ethanol production facility. Millennium was organized and is owned by over 900 South Dakota investors, including FREMAR FARMERS COOPERATIVE INC., which includes over 1,700 farmer members. Our participation in Millennium is consistent with our strategy to invest in farmer-owned projects."

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as "may," "expect," "believe," "estimate," "anticipate" or "continue" or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company's filings with the Securities and Exchange Commission and among other things: the highly competitive nature of the consumer electronics retailing industry, changes in the national or regional economies, weather, the effects of terrorism or acts of war on consumer spending patterns, the availability of certain products, technological changes, changes in real estate market conditions, new regulatory restrictions or tax law changes relating to the Company's synthetic fuel investments, the fluctuating amount of quarterly payments received by the Company with respect to sales of its partnership interest in a synthetic fuel investment, the potential for Section 29/45K tax credits to phase out based on the price of crude oil adjusted for inflation, and the uncertain amount of synthetic fuel production and resulting income received from time to time from the Company's synthetic fuel investments. As it relates to ethanol investments, risks and uncertainties include among other things: the uncertainty of constructing plants on time and on budget and the price volatility of corn, dried distiller grains, ethanol, gasoline and natural gas.

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